Exhibit 99.1

FOR RELEASE AT 3:00 PM CDT

Contact:  Pat Hansen
Senior Vice President and
Chief Financial Officer
414-247-3435
www.strattec.com

STRATTEC SECURITY CORPORATION
REPORTS FISCAL 2016 FIRST QUARTER OPERATING RESULTS

Milwaukee, Wisconsin – October 22, 2015 -- STRATTEC SECURITY CORPORATION (NASDAQ:STRT) today reported operating results for the fiscal first quarter ended September 27, 2015.

Net sales for the Company’s first quarter ended September 27, 2015 were $96.5 million, compared to net sales of $122.2 million for the prior year quarter ended September 28, 2014.  Net income for the current year quarter was $3.3 million, compared to net income of $9.3 million in the prior year quarter.  Diluted earnings per share for the current year quarter were $0.90 compared to diluted earnings per share of $2.55 in the prior year quarter.  The lower net sales and net income for the current year quarter was anticipated and primarily attributed to a $28 million decrease in incremental service sales to General Motors for parts used to support a recall campaign that were shipped during the prior year quarter.

Net sales to each of our customers or customer groups in the current year quarter and prior year quarter were as follows (in thousands):

	Three Months Ended

	September 27, 2015	September 28, 2014

Fiat Chrysler Automobiles	$28,528	$31,996
General Motors Company	18,789	44,949
Ford Motor Company	13,616	11,808
Tier 1 Customers	17,682	16,974
Commercial and Other OEM Customers	10,987	9,072
Hyundai / Kia	6,911	7,443
TOTAL	$96,513	$122,242

The decreased sales to Fiat Chrysler Automobiles in the current year quarter were primarily due to lower customer vehicle production volume on the Dodge and Chrysler Minivans. As previously mentioned, the decrease in sales to General Motors Company in the current year quarter was primarily attributed to incremental service parts sales of $28 million shipped in the prior year quarter. Increased sales to Ford Motor Company in the current year quarter were attributed to increased product content on locksets and latches, in particular for the new F-150 pick-up truck.  Sales to Tier 1 Customers during the current year quarter increased slightly in comparison to the prior year quarter.  These customers primarily represent purchasers of vehicle access control products, such as latches, fobs, and driver controls, that we have developed in recent years to complement our historic core business of locks and keys.  The decrease in sales to Hyundai / Kia in the current year quarter was principally due to higher levels of sales in the prior year quarter resulting from a significant ramp-up in production of parts for a new model introduction for which we supply components.

The gross profit margin was 17.1 percent in the current year quarter compared to 23.0 percent in the prior year quarter.  The decrease in gross profit margin in the current year quarter compared to the prior year quarter was attributed to lower sales and a less favorable product mix, offset by lower costs associated with new product launches and lower bonus expense provisions in the current year quarter.

Engineering, Selling and Administrative expenses as a percentage of net sales increased to 11.0 percent in the current year quarter from 10.8 percent in the prior year quarter. However, overall expenses were lower due to lower bonus provisions recorded during the current year quarter compared to the prior year quarter.

Included in “Other (Expense) Income, Net” in the current year quarter compared to the prior year quarter were the following items (in thousands of dollars):

	September 27, 2015	September 28, 2014

Equity Earnings of VAST LLC Joint Venture	$133	$376
Equity Loss of STRATTEC Advanced Logic LLC Joint Venture	(426)	(186)
Foreign Currency Transaction Gain	957	786
Unrealized Loss on Peso Forward Contracts	(896)	-
Other	(93)	2
	$(325)	$978

Frank Krejci, President and CEO commented: “As expected, this quarter compared unfavorably to a very unusual and strong first quarter in fiscal 2015.  During this period last year, our associates worked long hours to deliver a large volume of service parts in a short amount of time to support a recall effort by one of our customers.  For STRATTEC, it resulted in a spike in sales, asset utilization, overhead absorption and profits.

Comparing to years prior to fiscal 2015 gives a more normalized view of our progress.  We have benefitted from product line expansion, winning new business and the strength of the automotive business, particularly in light truck and sport utility vehicles.  While sales have increased, profits have increased, but not at the same rate.  We are working on programs to further increase the efficiency of our operations.  Earnings also continue to be impacted by our diversification efforts both in STRATTEC Component Solutions and STRATTEC Advanced Logic, which should benefit us in the long run, but are costing us in the short term.

Last quarter through our VAST partnership, we made an investment in Minda-VAST Access Systems.  We are excited to have a quality partner like the Spark Minda Group as we begin our journey of collaboration with this investment in India.  These efforts will be an important strategic initiative for our future.  Not only do we expect to participate in the projected growth within India, but an even greater benefit will be winning additional global programs that are probable with an India presence.

Lastly, we are pleased and proud to have recently received the Supplier of the Year award from Ford Rotunda.  It demonstrates the consistency of our efforts in supporting Ford’s service business, since this is the second year in a row that we have won this honor”.

STRATTEC designs, develops, manufactures and markets automotive Access Control Products, including mechanical locks and keys, electronically enhanced locks and keys, steering column and instrument panel ignition lock housings, latches, power sliding side door systems, power lift gate systems, power deck lid systems, door handles and related products. These products are provided to customers in North America, and on a global basis through a unique strategic relationship with WITTE Automotive of Velbert, Germany and ADAC Automotive of Grand Rapids, Michigan.  Under this relationship, STRATTEC, WITTE and ADAC market our companies' products to global customers under the “VAST” brand name.  STRATTEC’s history in the automotive business spans over 105 years.

Certain statements contained in this release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements may be identified by the use of forward-looking words or phrases such as “anticipate,” “believe,” “could,” “expect,” “intend,” “may,” “planned,” “potential,” “should,” “will,” and “would.”   Such forward-looking statements in this release are inherently subject to many uncertainties in the Company’s operations and business environment.  These uncertainties include general economic conditions, in particular, relating to the automotive industry, consumer demand for the Company’s and its customers’ products, competitive and technological developments, customer purchasing actions, changes in warranty provisions and customer product recall policies, foreign currency fluctuations, and costs of operations (including fluctuations in the cost of raw materials).  Shareholders, potential investors and other readers are urged to consider these factors carefully in evaluating the forward-looking statements and are cautioned not to place undue reliance on such forward-looking statements.  The forward-looking statements made herein are only made as of the date of this press release and the Company undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances occurring after the date of this release.  In addition, such uncertainties and other operational matters are discussed further in the Company’s quarterly and annual filings with the Securities and Exchange Commission.

STRATTEC SECURITY CORPORATION
Results of Operations
(In Thousands except per share amounts)
(Unaudited)

	First Quarter Ended
	September 27, 2015	September 28, 2014

Net Sales	$96,513	$122,242
Cost of Goods Sold	80,014	94,185
Gross Profit	16,499	28,057

Engineering, Selling &
Administrative Expenses	10,574	13,187
Income from Operations	5,925	14,870

Interest Income	7	22
Interest Expense	(21)	(11)
Other (Expense) Income, Net	(325)	978
Income before Provision for Income
Taxes and Non-Controlling Interest	5,586	15,859

Provision for Income Taxes	1,754	5,519

Net Income	3,832	10,340
Net Income Attributable
to Non-Controlling Interest	(559)	(1,040)

Net Income Attributable
to STRATTEC SECURITY CORP.	$3,273	$9,300
Earnings Per Share:
Basic	$0.92	$2.63
Diluted	$0.90	$2.55
Average Basic
Shares Outstanding	3,543	3,497

Average Diluted
Shares Outstanding	3,617	3,593

Other
Capital Expenditures	$3,865	$6,963
Depreciation & Amortization	$2,396	$2,112

STRATTEC SECURITY CORPORATION
Condensed Balance Sheet Data
(In Thousands)

	September 27, 2015	June 28, 2015
	(Unaudited)

ASSETS
Current Assets:
Cash and cash equivalents	$19,967	$25,695
Receivables, net	56,701	58,807
Inventories, net	42,012	34,786
Other current assets	18,468	18,873
Total Current Assets	137,148	138,161
Investment in Joint Ventures	14,936	15,326
Other Long Term Assets	10,930	10,816
Property, Plant and Equipment, Net	71,614	71,126
	$234,628	$235,429

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Accounts Payable	$34,050	$27,838
Other	33,137	36,897
Total Current Liabilities	67,187	64,735
Accrued Pension and Post Retirement Obligations	2,932	2,988
Borrowings Under Credit Facility	6,500	10,000
Deferred Income Taxes	4,574	4,595
Other Long-term Liabilities	757	710
Shareholders’ Equity	306,857	303,073
Accumulated Other Comprehensive Loss	(29,203)	(26,859)
Less: Treasury Stock	(135,897)	(135,902)
Total STRATTEC SECURITY
CORPORATION Shareholders’ Equity	141,757	140,312
Non-Controlling Interest	10,921	12,089
Total Shareholders’ Equity	152,678	152,401
	$234,628	$235,429

STRATTEC SECURITY CORPORATION

Condensed Cash Flow Statement Data
(In Thousands)
(Unaudited)

	First Quarter Ended
	September 27, 2015	September 28, 2014
Cash Flows from Operating Activities:
Net Income	$3,832	$10,340
Adjustment to Reconcile Net Income to Net
Cash Provided by Operating Activities:
Depreciation and Amortization	2,396	2,112
Equity Loss (Earnings) in Joint Ventures	293	(190)
Foreign Currency Transaction Gain	(957)	(786)
Unrealized Loss Peso Forward Contracts	896	-
Stock Based Compensation Expense	498	389
Change in Operating Assets/Liabilities	(2,982)	(2,755)
Other, net	35	125

Net Cash Provided by Operating Activities	4,011	9,235

Cash Flows from Investing Activities:
Loan to Joint Ventures	(150)	(215)
Additions to Property, Plant and Equipment	(3,865)	(6,963)
Net Cash Used in Investing Activities	(4,015)	(7,178)

Cash Flow from Financing Activities:
Borrowings on Credit Facility	1,000	1,500
Repayment of Borrowings Under Credit Facility	(4,500)	-
Dividends Paid to Non-Controlling Interest of Subsidiaries	(1,568)	(882)
Dividends Paid	(466)	(427)
Exercise of Stock Options and Employee
Stock Purchases	483	440

Net Cash (Used in) Provided by Financing Activities	(5,051)	631

Foreign Currency Impact on Cash	(673)	101

Net (Decrease) Increase in Cash & Cash Equivalents	(5,728)	2,789

Cash and Cash Equivalents:
Beginning of Period	25,695	19,756
End of Period	$19,967	$22,545